UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2024

Autolus Therapeutics plc
(Exact name of registrant as specified in its Charter)

England and Wales	001-38547	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

The MediaWorks
191 Wood Lane
London	W12 7FP
United Kingdom
(Address of principal executive offices) (Zip Code)

(44) 20	3829 6230
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, par value $0.000042 per share	AUTL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of New Director
On January 10, 2024, the Company announced that the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Robert (“Bob”) W. Azelby to serve as a Class II director of the Company, effective January 9, 2024. Mr. Azelby was appointed to serve as a member of the Board until the Company’s 2026 annual meeting of shareholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Azelby was also appointed to serve on the Nominating and Corporate Governance Committee of the Board.
Mr. Azelby, most recently served as President and Chief Executive Officer of Eliem Therapeutics Inc., between October 2020 and February 2023. Prior to Eliem, he served as the Chief Executive Officer of Alder BioPharmaceuticals, Inc. from June 2018 until its acquisition by H. Lundbeck A/S in October 2019. Mr. Azelby previously served as Executive Vice President, Chief Commercial Officer of Juno Therapeutics, Inc. from 2015 through its acquisition by Celgene in March 2018. Earlier in his 15 years at Amgen, Mr. Azelby served in commercial roles including Vice President and General Manager of Amgen Oncology, Vice President of Oncology Sales, Vice President of the Commercial Effectiveness Unit and General Manager of Amgen Netherlands. He currently serves on the Board of Directors at ADC Therapeutics SA and has also served on the Board of Directors of Chinook Therapeutics Inc, Clovis Oncology Inc., Eliem Therapeutics Inc., Alder BioPharmaceuticals Inc., Cascadian Therapeutics, Inc., and Immunomedics, Inc. He holds a BA in Economics and Religious Studies from the University of Virginia and an MBA from Harvard Business School.
Mr. Azelby will be compensated in accordance with the terms of the Company’s non-executive director compensation policy, pursuant to which Mr. Azelby will be entitled to receive a £52,500 annual retainer for his service on the Board and a £3,500 annual retainer for his service as a member of the Nominating and Corporate Governance Committee. Further, pursuant to the policy, he will also be granted an initial one-time equity award of options to purchase 80,000 of the Company’s American Depositary Shares (“ADSs”), with an exercise price equal to $6.84, the closing price of the Company’s ADSs on January 9, 2024. The award will vest and become exercisable in thirty-six equal monthly installments, subject to Mr. Azelby’s continued service on the Board through each applicable vesting date. The Company will enter into its standard deed of indemnity agreement for directors and officers with Mr. Azelby, the form of which was filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333- 224720) filed with the SEC on June 8, 2018.

There are no family relationships between Mr. Azelby and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Azelby that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Azelby and any other persons pursuant to which he was selected as a director.
Item 7.01 Regulation FD Disclosure.
On January 10, 2024, the Company issued a press release announcing the appointment of Mr. Azelby to the Board. The press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by reference in such a filing.
Item 9.01 Financial Statements and Exhibits
d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated January 10, 2024
104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLUS THERAPEUTICS PLC
Dated: January 10, 2024	By:	/s/Christian Itin
Name: Christian Itin
Title: Chief Executive Officer